Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation (investors)
(480) 606-3337
Jeff Stanlis, Hayden Communications (media)
(602) 476-1821

For immediate release

RURAL/METRO APPOINTS KRISTINE BEIAN PONCZAK AS

SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER

SCOTTSDALE, Ariz. (Oct. 3, 2006) – Rural/Metro Corporation (Nasdaq: RURL), a leading provider of ambulance and private fire protection services, announced today the appointment of Kristine Beian Ponczak as Senior Vice President, Chief Financial Officer and Corporate Secretary.

Mrs. Ponczak, 42, brings more than 17 years of experience in all phases of financial management, including treasury, accounting, strategic planning and financial analysis.

Jack Brucker, President and Chief Executive Officer, said, “Kristi is a nine-year member of our executive management team whose strong leadership has been instrumental to the growth and success of our company. Her longstanding commitment to operational, strategic, and financial excellence coupled with her industry knowledge and experience provide significant value to our stakeholders. We are very pleased to make this appointment and look forward to the continuing contribution of her financial leadership.”

Prior to her promotion, Mrs. Ponczak, served as Vice President and Treasurer of Rural/Metro Corporation, managing the company’s working capital strategies, financial planning and budgeting, operational performance measurement, financial risk management, corporate banking, investments, and taxation strategies.

In her new role, Mrs.Ponczak’s oversight will be expanded to include overall responsibility for driving financial direction, optimizing the organization’s capital structure, investor relations, implementation of information technology solutions, and coordination of financial strategies to deliver results. She will report directly to the President and Chief Executive Officer.

Mrs. Ponczak succeeds Michael S. Zarriello, who is no longer with the company.

Prior to joining Rural/Metro in 1998, Mrs. Ponczak served as Corporate Controller for Sun Street Foods from 1995 to 1998 where she was responsible for managing the financial reporting and banking relationships of that privately held company, which represented a management buyout of certain subsidiaries of Main Street & Main Inc. From 1993 to 1995, she worked at Main Street & Main Inc. as Controller over two subsidiaries. Prior to that, Mrs. Ponczak was a member of the managing consulting/business valuation group at the public accounting firm Coopers & Lybrand, where she focused on corporate valuations, litigation support, and acquisition structures.

Mrs. Ponczak is a graduate of Arizona State University with a Bachelor of Science degree in accountancy and is a Certified Public Accountant.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services in 23 states and approximately 400 communities throughout the United States. For more information, visit the company’s web site at www.ruralmetro.com.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the company’s ability to collect its accounts receivable; competitors’ actions; litigation and regulatory matters; and the company’s ability to sustain operating cash flow, secure new contracts, retain existing contracts, and improve earnings and operating margins. Additional factors that could affect the company are described in its Form 10-K for the year ended June 30, 2006 in “Item 1A – Risk Factors,” and other factors as described from time to time in the company’s SEC filings. The company disclaims any obligation to update its forward-looking statements.

(RURL/F)